Exhibit 10.1

LICENSE AGREEMENT

BETWEEN

OKLAHOMA MEDICAL RESEARCH FOUNDATION

AND

JUPITER WELLNESS INC.

This License Agreement (“Agreement”) is by and between Oklahoma Medical Research Foundation, located at 825 NE 13th Street, Oklahoma City, OK 73104 (“OMRF”), and Jupiter Wellness Inc. having a place of business at 725 North Hwy A1A, Suite C106 Jupiter, FL 33477(“Company”), each a “Party,” and collectively “Parties”.

WHEREAS, OMRF owns rights in and to the technology relating to various uses of N-L-Alpha-Aspartyl-L-Phenylalanine-1-Methyl Ester, which is further defined below;

WHEREAS, COMPANY desires to obtain the right to utilize the Patent Rights, Know-How and Material related to N-L-Alpha-Aspartyl-L-Phenylalanine-1-Methyl Ester in order to make, use, distribute, sublicense and sell Licensed Products (as defined below).

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the Parties hereby agree as follows:

Article 1.00 – Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01	“Affiliate” of a party shall mean: any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such party. For purposes of this definition, “control” will mean the direct or indirect ownership of (a) at least fifty per cent (50%) or the maximum percentage, if less than fifty per cent (50%), as allowed by applicable law, of the outstanding voting securities of such entity, or (b) at least fifty per cent (50%) of the decision-making authority of such entity.

1.02	“Confidential Information”: All proprietary unpublished or nonpublic information or materials including, but not limited to, written, oral or virtually presented information and such items as electronic media products, trade secrets, financial information, equipment, databases and the like provided by one Party to the other under this Agreement, or which is observed by a Party while on the other Party’s premises. Confidential Information does not include any information or material that receiving party evidences is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information.

1.03	“Effective Date”: June 16, 2021.

1.04	“Field”: means all uses of the Patent Rights.

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1.05	“Know-How”: research and development information, materials, technical data, unpatented inventions, trade secrets, know-how and supportive information generated by OMRF, which is owned and controlled by OMRF as of the Effective Date and provided for the development, use or manufacture of a Licensed Product.

1.06	“Licensed Product”: any product or process, including, but not limited to Improvements: covered by a pending claim directed to an invention in the Patent Rights; (b) the manufacture, use, sale, offer for sale or importation of which infringes an issued claim of the Patent Rights, or that would infringe but for the exception in 35 U.S.C. §271(e)(1), or similar exception in the United States or other countries; or (c) the development, manufacture, use, sale, offer for sale or importation of which incorporates, uses, validated or was directly derived from, in whole or in part using the Know-How or Materials.

1.10	“Licensor”: OMRF.

1.11	“Materials”: Biological specimens, algorithms, software, documentation, data or other tangible property provided by OMRF to COMPANY during the Term, or used by OMRF during the Term, to generate data that supports the development of Licensed Product.

1.12	“Net Sales”: The amount invoiced by COMPANY or its Affiliates, or sublicensees, for the sale or transfer of a Licensed Product to a third party, less documented: (a) sales, excise or use taxes shown on the face of the invoice; (b) credits for defective or returned Licensed Products actually given; and (c) regular trade and discount allowances given. Leasing, lending, consigning or any other activity by means of which a non-Affiliated third party acquires the right to possess or use a Licensed Product shall be deemed a transfer for the purpose of determining Net Sales. Net Sales on Licensed Products transferred as part of a non-cash exchange shall be calculated at the then-current customary sales price invoiced to third parties. In the event that COMPANY transfers Licensed Products to an Affiliate, and the Affiliate retransfers the Licensed Products to third-party customers, then Net Sales shall be the price charged by the Affiliate to third-party customers, less documented allowable deductions taken. If such Affiliate does not retransfer the Licensed Product to third-party customers within one year, Net Sales shall be calculated to be the higher of:

(a)	the price charged by the Licensee to the Affiliate, or
(b)	average price charged by the licensee to third-party customers, or
(c)	in the absence of sales to third party customers, the fair market price for the Licensed Products.

Net Sales accrues with the first of delivery or invoice is paid.

1.13	“Patent Rights”: (a) US issued patent numbered 7,288,527, Title: ”Inhibition of allergic contact dermatitis by N-L-alpha-aspartyl-L-phenylalanine 1-methyl ester” which issued on 10/30/2007 and that is solely owned by OMRF, (b) US issued patent numbered 7,816,327, Title: “Inhibition of allergic contact dermatitis by N-L-alpha-aspartyl-L-phenylalanine 1-methyl ester” issued on 10/19/2010 and that is solely owned by OMRF, and (c) patents derived therefrom, patents issuing thereon, continuation, divisional, continuation-in-part patents (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing), re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing.

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1.14	“Sublicensee”: any third party to whom COMPANY has conveyed rights or the forbearance of suit under the Patent Rights, Know-How or Materials.

1.15	“Term”: begins on the Effective Date and ends, subject to Article 10, upon the happening of the latter of the following events: (1) the last to expire Valid Claim within the Patent Rights, or (2) ten (10) years after first commercial sale of a Licensed Product.

1.16	“Territory”: worldwide

1.17	“Valid Claim”: “Valid Claim” shall mean a pending, issued or otherwise unexpired claim within the Patent Rights that has not been held invalid or unenforceable by an un-appealable decision of a court or agency of competent jurisdiction.

Article 2.00 - Grant of Rights

2.01	GRANT. Subject to the terms and conditions of this Agreement, OMRF grants to COMPANY: (a) an exclusive license with the right to sublicense, with OMRF’s prior written consent, which OMRF shall not unreasonably withhold, within the Field and Territory, under the Patent Rights to make, have made, use, have used, offer for sale, sell, have sold, and import and have imported, Licensed Products; and (b) a nonexclusive license, with the right to sublicense with OMRF’s prior written consent, which OMRF shall not unreasonably withhold, within the Field and Territory, to use the Know-How and Materials to develop, make, have made, use, have used, offer for sale, sell, have sold, and import and have imported, Licensed Products. COMPANY shall provide reasonably detailed notice in writing to OMRF of any intended sublicense and, within five (5) business days after receipt of such notice, OMRF will advise COMPANY in writing whether OMRF accepts such proposed sublicense and, if not, the reasons therefor. Failure of OMRF to give such notice will be deemed consent by OMRF to such sublicense. The Parties understand and acknowledge that OMRF will only object to sublicenses under this paragraph in extraordinary circumstances, which may include sublicenses with parties who are (i) in material default under any material obligation to OMRF, or in litigation or other dispute with OMRF, or (ii) engaging in significant activities in conflict with the stated mission of OMRF.

2.02	RESERVATION OF RIGHTS. Notwithstanding any of the terms in this Agreement, all rights herein are subject to: (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patent Rights, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”); and (b) OMRF retain the right, on behalf of themselves and their Affiliates, to practice the Patent Rights and use the technology for any non-profit purpose, including sponsored research and collaborations.

2.03	NO OTHER RIGHTS GRANTED. This Agreement does not grant any right, title or interest in or to any tangible or intangible property right of OMRF or its Affiliates, including any improvements thereon, or to any patents, know-how or materials that is not expressly stated in Section 2.01. All such rights, titles and interests are expressly reserved by OMRF and COMPANY agrees that in no event will this Agreement be construed as a sale, an assignment or an implied license by OMRF or its Affiliates to COMPANY of any such rights.

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2.04	SUBLICENSES. Any sublicense by COMPANY shall be to a Sublicensee that agrees in writing to be bound by substantially the same terms and conditions as COMPANY herein, including, but not limited to, relevant/applicable financial terms and conditions, or such sublicense shall be null and void, and no grant by COMPANY of any sublicense shall relieve COMPANY of any obligation of COMPANY under this Agreement. Sublicenses granted hereunder shall not be transferable, including by further sublicensing, delegatable or assignable without the prior written approval of OMRF, which approval shall not be unreasonably withheld, or such further sublicensing, delegation or assignation shall be null and void. COMPANY will provide OMRF with a copy of each sublicense agreement promptly after execution. COMPANY is responsible for the payment of any payments provided for hereunder triggered by such Sublicense, regardless of whether the terms of any sublicense require that Sublicensee pay such amounts (such as in a fully paid-up license) to COMPANY or that such amounts be paid by the Sublicensee directly to OMRF. Each sublicense agreement shall name OMRF as a third party beneficiary and, unless OMRF has provided written consent, all rights of Sublicensees shall terminate when COMPANY’s rights terminate. COMPANY shall not grant any fully-paid up, royalty-free or exclusive sublicenses without OMRF’s prior written consent.

Article 3.00 - Royalties

3.01	UP-FRONT PAYMENT. COMPANY, COMPANY will make a nonrefundable and non-creditable up-front payment in COMPANY’s common stock to OMRF in the amount of Three Hundred Seventy Five Thousand US Dollars ($375,000). The price per share of COMPANY’S common stock will be the closing market price of the Effective Date of this Agreement.

3.02	MILESTONE FEES. COMPANY, its Affiliates and Sublicensees will pay the following nonrefundable and noncreditable milestone fees to OMRF for the first Licensed Product developed by COMPANY upon the every achievement of the following events:

	EVENT	MILESTONE PAYMENT
1	Achievement of annual worldwide Net Sales of $10 Million of the first Licensed Product.	$US 1,000,000

3.03	SUBLICENSE INCOME ROYALTY. COMPANY will make nonrefundable and non- creditable payments to OMRF of the following Sublicense Income.

(a)	Twenty percent (20%) of all consideration received by COMPANY for any sublicense entered into by COMPANY.

(b)

TAXES. COMPANY is responsible for all taxes, duties, import duties, assessments and other governmental charges, however designated, which are now or hereafter imposed by any authority on COMPANY: (a) by reason of the performance by OMRF of its obligations under this Agreement; based on the Patent Rights; or (c) related to use, sale or importation of the Licensed Product. Any withholding taxes that COMPANY is required by law to withhold on remittance of the royalty payments shall be withheld from the royalties due under this Agreement. However, COMPANY will obtain, or assist OMRF in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to OMRF by treaty otherwise.

3.10	U.S. CURRENCY. All payments made to OMRF under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars unless otherwise agreed upon in writing by the Parties. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by US Bank at the end of the last business day of the quarter in which the payment accrued.

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3.11	OVERDUE PAYMENTS. If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate of two percent (2%) above the prime rate in effect at US Bank on the due date. OMRF shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following COMPANY’s such failure to pay. The acceptance of any payment, including such interest, shall not foreclose OMRF from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of COMPANY to make any payment when due.

Article 4.00 - Accounting and Reports

4.01	REPORTS AND PAYMENT. COMPANY will deliver to OMRF on or before the following dates: 1 February and 1 August, a written report setting forth a full accounting showing how any amounts due to OMRF for the preceding calendar half-year have been calculated as provided in this Agreement, including an accounting of total Net Sales with a reporting of applicable foreign exchange rates, deductions, allowances, and charges and any payments due from Sublicensees. Each report will include product names and quantity sold for each country in which the Licensed Product was sold. Furthermore, the report will include detailed information about Licensed Products sold to OMRF or OMRF Affiliates. If no Licensed Product transfers have occurred and no other amounts are due to OMRF, COMPANY will submit a report so stating. Each such report will be accompanied by the payment of all amounts due for such calendar half- year.

4.02	ACCOUNTING. COMPANY will, throughout the Term, keep complete, continuous, true and accurate books of accounts and records sufficient to support and verify the calculation of Net Sales, all royalties and any other amount believed due and payable to OMRF under this Agreement. Such books and records will be open at all reasonable times but no more often than once per calendar quarter for inspection by a representative of OMRF for audit and verification of royalty statements or of compliance with other aspects of this Agreement. The OMRF representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to COMPANY. In the event such audit reveals an underpayment by COMPANY, COMPANY will within thirty (30) days pay the royalty due in excess of the royalty actually paid. In the event the audit reveals an underpayment by COMPANY of more than three percent (3%) of the amount due, COMPANY will pay all of OMRF’s costs in conducting the audit and an interest on the royalty due in excess of the royalty actually paid at the highest rate then permitted by law.

Article 5.00 - Diligence

5.01	DILIGENCE REPORTS. COMPANY will provide OMRF with annual reports within thirty (30) days of each anniversary of the Effective Date describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product and the names of all Sublicensees (if any), including which of the Sublicensees are Affiliates; and (b) an updated development plan for the next annual period. OMRF shall have the right to audit COMPANY’s and Sublicensees’ records relating to development of Licensed Products.

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Article 6.00 – Intellectual Property Management

6.01	CONTROL. OMRF will confer with COMPANY to develop a strategy for the prosecution and maintenance of Patent Rights. OMRF will have the sole right to prepare, file, prosecute, maintain, abandon, or otherwise handle the Patent Rights in consultation with the COMPANY using the services of a patent counsel reasonably acceptable to COMPANY and at COMPANY’s expense. OMRF, through its patent counsel, will keep COMPANY informed of the patent related activities. OMRF shall make available to COMPANY the serial numbers and filing dates, together with copies of all the applications, including copies of all patent office actions from any patent office, responses and all other communications from any patent office. OMRF will accept any reasonable advice and guidance provided by COMPANY regarding patent prosecution strategy and/or drafting of any related documents. COMPANY shall reimburse OMRF during the Term for all documented costs and expenses associated with the Patent Rights incurred by OMRF on or after the Effective Date within thirty (30) days of invoice. Neither Party will be liable to the other for any act or omission in the preparation, filing, prosecution, maintenance, abandonment, enforcement, defense or other handling of the Patent Rights. In addition, OMRF shall promptly advise COMPANY of the grant, lapse, revocation, surrender, of any threatened invalidation or of its intention to abandon any such patent, application or foreign counterpart.

6.02	ENFORCEMENT. Each Party shall inform the other in writing of any suspected infringement of any Patent Rights, and OMRF and COMPANY will have the following right to institute an action for infringement of the Patent Rights

(a)	COMPANY shall have the first right, but not the obligation, to institute a suit for infringement of any Patent Rights. If COMPANY elects to commence such an action, COMPANY shall bear all expenses related to such action and, OMRF at its option, may join as a Party to such action. If Parties agree to institute suit jointly, then the suit will be brought in the names of both Parties. COMPANY will exercise control over such action, provided, however, that OMRF may, if it so desires, be represented by counsel of its own selection. Regardless of whether OMRF joints as a Party, COMPANY shall control such action, and OMRF shall, within reason and at COMPANY’s sole expense, cooperate with COMPANY (except financially) in connection with any such action. COMPANY will indemnify OMRF and its Affiliates, including the trustees, officers, agents, and employees of the foregoing, in respect to any damages or other costs of any type arising out of or relating to such enforcement. OMRF shall not be required to join such action unless it has agreed to do so in writing prior to the commencement thereof, or unless deemed by the court as a necessary party. Recoveries or reimbursements from infringement actions commenced by COMPANY shall be distributed as follows: (i) the Parties shall be fully reimbursed for documented litigation expenses, including but not limited to reasonable attorneys’ fees; (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the sales of the infringer (whichever measure of damages the court shall have applied); and (iii) any remaining recoveries or reimbursements shall be paid seventy percent (70%) to COMPANY and thirty percent (30%) to OMRF. COMPANY will not settle or enter into a voluntary disposition of the action without OMRF’s prior written consent, which consent shall not be unreasonably withheld.

(b)	In the absence of an agreement to institute a suit jointly, and if COMPANY determines not to institute a suit in a reasonable time after learning about a suspected infringement of Patent Rights, then OMRF may at its sole discretion institute suit. COMPANY shall not be required to join such action unless it has agreed to do so in writing prior to the commencement thereof, or unless deemed by the court as a necessary party. OMRF will bear the entire cost of such litigation, including attorneys' fees. COMPANY will cooperate reasonably with the OMRF, except financially, in such litigation and OMRF will indemnify COMPANY and its Affiliates, including the trustees, officers, agents, and employees of the foregoing, in respect to any damages or other costs of any type arising out of or relating to such enforcement. Regardless of whether COMPANY joints as a Party, OMRF shall control such action and recoveries or reimbursements from such infringement actions commenced by OMRF shall be distributed as follows: (i) the Parties shall be fully reimbursed for documented litigation expenses, including but not limited to reasonable attorneys’ fees; (ii) and all remaining recoveries or reimbursements shall be paid seventy percent (70%) to OMRF and thirty percent (30%) to COMPANY. OMRF will not settle or enter into a voluntary disposition of the action without COMPANY’s prior written consent, which consent shall not be unreasonably withheld.

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(c)	If either Party institutes a suit under this Section 6.02 and then decides to abandon the suit, it will first provide timely written notice to the other Party of its intention to abandon the suit, and the other Party, if it wishes, may continue prosecution of such suit, provided, however, that the sharing of expenses and of any recovery in such suit will be agreed-upon separately by the Parties.

6.03	PATENT TERM EXTENSION. OMRF will, in consultation with COMPANY, select the patent covering each Licensed Product for patent term extension for or supplementary protection certificate under in accordance with the applicable laws of any country. Each Party agrees to execute any documents and to take any additional actions as the other Party may reasonably request in connection therewith.

6.04	PATENT MARKING. To the extent commercially feasible, COMPANY will mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent within the Patent Rights that cover such Licensed Product(s). Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

6.05	DEFENSE. OMRF shall take reasonable measure regarding (a) challenges to the Patent Rights (including interferences in the U.S. Patent and Trademark Office and oppositions in foreign jurisdictions) and (b) defense of the Patent Rights (including declaratory judgment actions). COMPANY shall reasonably cooperate in any such measures if requested to do so by OMRF.

6.06

THIRD PARTY LITIGATION. In the event a third party institutes a suit against COMPANY for infringement involving a Licensed Product, COMPANY will promptly inform OMRF and keep OMRF regularly informed of the proceedings. COMPANY agrees to indemnify, defend and hold harmless OMRF for any claims, demands or lawsuits related thereto.

Article 7.00 – Use of Name

COMPANY will not use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of OMRF or its Affiliates, or any simulation, abbreviation or adaptation of the same, or the name of any employee or agent of OMRF without OMRF’s individual prior, written, express consent. Similarly. OMRF will not use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of COMPANY or its Affiliates, or any simulation, abbreviation or adaptation of the same, or the name of any employee or agent of the COMPANY, without COMPANY’s prior, written, express consent.

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Article 8.00 - Confidentiality

8.01	TREATMENT OF CONFIDENTIAL INFORMATION. Except as provided for in Section 8.02, neither Party will disclose, use or otherwise make available the other’s Confidential Information during the Term and for five (5) years thereafter and will use the same degree of care it employs to protect its own confidential information.

8.02	RIGHT TO DISCLOSE.

(a)	To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, COMPANY may disclose Confidential Information of OMRF to its Sublicensees, consultants, and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non- use at least as stringent as those therein.

(a)	To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, OMRF may disclose Confidential Information of COMPANY to its consultants and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those therein.

(b)	If a Party is required by law, regulation or court order to disclose any of the Confidential Information, it will have the right to do so, provided it: (i) promptly notifies the disclosing party; and (ii) reasonably assists the disclosing party to obtain a protective order or other remedy of disclosing party’s election and at disclosing party’s expense, and only disclose the minimum amount necessary to satisfy such obligation.

8.03	CONFIDENTIALITY OF AGREEMENTS. Except as otherwise required by law, the specific terms and conditions of this Agreement shall be Confidential Information but the existence and Field of this Agreement will not be Confidential Information and the Parties may state that COMPANY is licensed under the Patent Rights. OMRF may, however, disclose the terms and conditions of this Agreement to their board of Governors, board of directors, committees thereof,and its conflicts of interest committees.

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Article 9.00 – Warranties, Representations, Disclaimers and Indemnification

9.01	MUTUAL REPRESENTATIONS AND WARRANTIES.

(a)	Each Party represents and warrants to the other that the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement; and

(b)	Each Party represents and warrants to the other that it shall comply, and COMPANY shall require its Sublicensees to comply, with any applicable international, national and state laws, ordinances and regulations in its performance under this Agreement.

(c)	OMRF represents and warrants to the COMPANY that to its knowledge, it has the right to enter into this Agreement.

(d)	OMRF warrants that it owns the Patent Rights, Know-How and Material related to N-L-Alpha-Aspartyl-L-Phenylalanine-1-Methyl Ester.

9.02	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF COMPANY.

COMPANY represents and warrants to OMRF that:

(a)	it is experienced in the development, production, quality control, service, manufacture, marketing and sales of products similar to the subject matter of the Patent Rights, and that it will commit itself to a thorough, vigorous and diligent program of developing and marketing the Licensed Products;

(b)	it has independently evaluated the Patent Rights, Know-How and Materials and Confidential Information, if any, their applicability or utility in COMPANY’s activities, is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by OMRF, and assumes all risk and liability in connection with such determination;

(c)	it now maintain throughout the Term and beyond insurance coverage as set forth in Section 9.04 and that such insurance coverage sufficiently covers the OMRF Indemnitees; and

(d)	its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

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9.03	DISCLAIMERS.

(a)	Except as expressly stated in Section 9.01 or 9.02, OMRF AND COMPANY HAVE NOT MADE AND DO NOT MAKE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY OR ANY OTHER CHARACTERISTIC OF THE PATENT RIGHTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION.

(b)	PATENT RIGHTS, KNOW-HOW, MATERIALS AND CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS,” AND COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST OMRF FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE PATENT RIGHTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION. OMRF EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, KNOW-HOW, MATERIALS AND CONFIDENTIAL INFORMATION; THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION; OR THAT THE USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE PATENT RIGHTS, KNOW-HOW OR MATERIALS WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR OMRF TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE PATENT RIGHTS, KNOW-HOW, MATERIALS AND CONFIDENTIAL INFORMATION.

(c)	COMPANY AGREES THAT OMRF AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUTOF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY COMPANY, SUBLICENSEE OR A THIRD PARTY. IN NO EVENT WILL OMRF’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF OMRF HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF ROYALTIES THAT HAVE ACTUALLY BEEN PAID TO LICENSORS BY COMPANY AS OF THE DATE OF FILING AN ACTION AGAINST LICENSORS THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO COMPANY.

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9.04	INDEMNIFICATION AND INSURANCE.

(a)	COMPANY will defend, indemnify and hold harmless OMRF, OMRF’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“OMRF’ Indemnitees”) from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (i) the practice or exercise of any rights granted hereunder by or on behalf of COMPANY or any Sublicensee; (ii) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; and (iii) any act or omission of COMPANY or any Sublicensee hereunder, including the negligence or willful misconduct thereof. OMRF and OMRF’s Affiliates shall have no obligation to indemnify COMPANY hereunder.

(b)	The Parties agree that this indemnity should be construed and applied in favor of maximum indemnification of OMRF’s Indemnitees.

(c)	COMPANY will continuously carry occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by COMPANY hereunder during the Term, and after. Prior to the date of the first human use of the first Licensed Product or the first commercial sale of the first commercial Licensed Product, whichever is earlier, COMPANY shall obtain (and continuously maintain during the Term) occurrence-based liability insurance coverage of at least FIVE MILLION (US $5,000,000). In addition, such policy will name OMRF and its Affiliates as additional-named insureds. The minimum limits of any insurance coverage required herein shall not limit COMPANY’s liability.

(d)	COMPANY expressly waives any right of subrogation that it may have against OMRF Indemnitees resulting from any claim, demand, liability, judgment, settlement, costs, fees (including attorneys’ fees) and expenses for which COMPANY is obligated to indemnify, defend and hold OMRF Indemnitees harmless under this Agreement.

9.05	PROHIBITION AGAINST INCONSISTENT STATEMENTS. COMPANY shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever that are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement. COMPANY shall not settle any matter that will incur liability for OMRF or require OMRF to make any admission of liability without OMRF’s prior written consent on behalf of the OMRF.

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Article 10.00 - Term and Termination

10.01	TERM. This Agreement will expire at the end of the Term. After expiration of this Agreement, COMPANY shall have a fully-paid up worldwide license

10.02	TERMINATION FOR BREACH. If COMPANY commits a material breach of this Agreement, including without limitation, the failure to make any required royalty or fee payments hereunder, OMRF will notify COMPANY in writing of such breach and COMPANY will have sixty (60) days after such notice to cure such breach to OMRF’s satisfaction. If COMPANY fails to cure such breach, OMRF may, at its sole option, convert any or all exclusive licenses granted hereunder to non-exclusive licenses, or terminate this Agreement in whole or in part by sending COMPANY written notice of termination.

10.03	TERMINATION FOR SUIT. OMRF do not license to entities that bring suit against OMRF or its Affiliates, and as such, OMRF may immediately terminate this Agreement if COMPANY or any Sublicensee directly or indirectly brings any action or proceeding against OMRF or its Affiliates, including, but not limited to, challenging the validity of Patent Rights (whole or in part), except for an uncured material breach of this Agreement by OMRF.

10.04	TERMINATION BY COMPANY. COMPANY may terminate this Agreement at any time, in which case all rights in the Agreement will revert to OMRF, and COMPANY will have (a) no further rights to manufacture, use, sell or otherwise commercialize any Licensed Product, including, but not limited to, the ones that incorporate/use Know-How and/or Materials and (b) no further obligations to pay any royalties or milestone payments to OMRF.

10.05	INSOLVENCY OF COMPANY. This Agreement terminates immediately without an obligation of notice of termination to COMPANY in the event COMPANY ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

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10.06	SURVIVAL. The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. After the Term, all rights granted immediately revert to OMRF. All Confidential Information of a Party shall be returned or destruction certified, at the disclosing party’s election. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement including Sections 4.02 (Accounting), 6.06 (Third Party Litigation), 9.03 (Indemnification and Insurance), 10.6 (Survival) and Articles 7 (Name Use), 8 (Confidentiality) and 11 (General Provisions). COMPANY, on behalf of itself and its Sublicensees, shall provide an accounting for and pay, within thirty (30) days of termination or expiration, all amounts due hereunder.

Article 11.00 - General Provisions

11.01	AMENDMENTS. This Agreement may not be amended or modified except by a writing signed by all Parties and identified as an amendment to this Agreement.

11.02	CONSTRUCTION. Parties acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either Party.

11.03	ENTIRE AGREEMENT. This Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties. This Agreement may be executed in any number of counterparts which, when taken together, will constitute an original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original. Each Party hereto consents to be bound by photocopy or facsimile signatures of such Party’s representative hereto.

11.04	EXPORT CONTROL. Parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this agreement except as authorized by United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List. By entering into this Agreement, Parties represents and warrants that they are not located in any such country or on any such list. Parties also agree that they will not use any item exchanged for any purposes prohibited by United States law, including, without limitation, the development, design, manufacture or production of missiles, or nuclear, chemical or biological weapons. In the event a Party becomes aware of any suspected violations of this paragraph that Party will promptly inform the other of such suspected violation, and cooperate with one another in any subsequent investigation and defense, be they civil or criminal.

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11.05	GOVERNING LAW AND JURISDICTION. This Agreement is made and performed in Oklahoma. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Oklahoma law, specifically excludingits choice- of-law principles, except that the interpretation, validity and enforceability of the Patent Rights will be governed by the patent laws of the country in which the patent application is pending or issued. This is not an Agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code does not apply. The exclusive forum for the foregoing are the state and federal courts of the State of Oklahoma. COMPANY agrees unconditionally that it is personally subject to the jurisdiction of such courts.

11.06	HEADINGS. The headings of articles and sections used in this document are for convenience of reference only.

11.07	INDEPENDENT CONTRACTORS. It is mutually understood and agreed that the relationship between the Parties is that of independent contractors. No Party is the agent, employee, or servant of the other. Except as specifically set forth here, no Party shall have nor exercise any control or direction over the methods by which the other performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease or equity relationship, expressly or by implication, between the Parties.

11.08	INDUCEMENT OF REFERRALS. It is not the purpose of this Agreement or the intent of the Parties to induce or encourage the referral of patients, and there is no requirement under this Agreement or under any other Agreement between the Parties that COMPANY or its staff refer patients to OMRF for products or services. No payment made under this Agreement is made in return for the referral of patients, or is made in return for the purchasing, leasing, or ordering of any products or services.

11.09	LIMITATION OF RIGHTS CREATED. This Agreement is personal to the Parties and shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

11.10	NO ASSIGNMENT. Parties may not assign its rights hereunder to any third party without the prior written consent of the other Party; provided, that a Party may assign its rights without the prior written consent of the other to any affiliate or other entity that controls, is controlled by or is under common control with such Party. Any purported assignment in violation of this clause is void. Such written consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee.

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11.11	NOTICES. All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

To OMRF:

Oklahoma Medical Research Foundation Attn: Director, Technology Ventures

825 NE 13th Street Oklahoma City, OK 73104 Email: OTV@OMRF.ORG

To COMPANY:

JUPITER WELLNESS INC.

725 North Highway A1A Suite C106

Jupiter, FL 33477

Email: rmiller@jupiterwellness.com

With a copy to (which notification shall not be deemed notice):

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Email: jlucosky@lucbro.com

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. Either Party may change its address or facsimile number by giving written notice in compliance with this section.

11.12	REGISTRATION OF LICENSES. COMPANY will register and give required notice concerning this Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.

11.13	SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

11.14	WAIVER. The failure of a Party to complain of any default by the other Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement. The waiver by a Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.

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IN WITNESS WHEREOF, Parties have executed this Agreement as of the Effective Date through the signatures of duly authorized persons.

OKLAHOMA MEDICAL RESEARCH	JUPITER WELLNESS

By:/s/ Adam Cohen	By: /s/ Brian S. John
Name: Adam Cohen	Name: Brian S. John
Title: Senior Vice President and General Counsel	Title: CEO
Date: June 16, 2021	Date: June 16, 2021

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